UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington D. C. 20549

                                     Form 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                       Commission File Number:  333-68978

             CDMC Mortgage Pass-Through Certificates, Series 2002-4 (Exact name of registrant as specified in its charter)

Address, including zip code, and telephone number, including area code, of registrant's principal executive offices:

     c/o Citibank, N.A. as Trustee
     399 Park Avenue, New York, NY  10043
     (212) 657-2186


Title of each class of securities covered by this Form:
     A1, A2, A3, A4, A5, A6, P, X, R-I, R-II, B1, B2, B3
     ---------------------------------

Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains:  None
                                 ----

The appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports: Rule 15d-6
                  ----------

Approximate number of holders of record as of the certification or notice date:
      19
     -----

Pursuant to the requirements of the Securities Exchange Act of 1934 CDMC Mortgage Pass-Through Certificates, Series 2002-4 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     Date: 1-30-2003
           ---------------

     Filed on behalf of Cendant Mortgage Capital, LLC., by Citibank N.A., as Trustee for CDMC Mortgage Pass-Through Certificates, Series 2002-4.


                  By:       Kristen Driscoll
                            -------------------------
                  Company:  Citibank, N.A. as Trustee